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                                                                  Exhibit 23.2

                  [LETTERHEAD OF SHACHAK PEER REZNICK & CO.]



                      CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Geotek Communications, Inc. (the "Company") on Form S-3 (Reg. No. 333-02849) of our report, dated March 26, 1996, with respect to the financial statements of PowerSpectrum Technology Ltd. ("PST") as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994 and the fifteen month period ended December 31, 1993, which report is included in the annual report of the Company on Form 10-K for the fiscal year ended December 31, 1995.


/s/ Shachak Peer Reznick & Co.
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Shachak Peer Reznick & Co.
Certified Public Accountants (Isr.)


May 24, 1996
Tel Aviv, Israel